Exhibit 99.1

Avalo Therapeutics Announces Appointment of Paul Varki as Chief Legal Officer

WAYNE, PA and ROCKVILLE, MD, June 24, 2024 – Avalo Therapeutics, Inc. (Nasdaq: AVTX) today announced that Paul Varki has joined the Company as its Chief Legal Officer.

“We are delighted to have Paul join and grow our leadership team at an exciting time at Avalo following our acquisition and private placement earlier this year,” said Garry A. Neil, MD, CEO and Chairman of the Board at Avalo. “Paul’s deep industry experience will immediately enhance our strategic and legal competencies. Furthermore, we expect his appointment will augment our ability to create and protect value as well as minimize risk as we progress AVTX-009 in hidradenitis suppurativa and plan for the asset’s development in additional autoimmune conditions.”

Mr. Varki brings over 20 years of experience providing counsel in the pharmaceutical and biotech industry. Mr. Varki joins Avalo from Idorsia Pharmaceuticals US Inc. where he served as US General Counsel since 2020. Mr. Varki was previously Head of Legal at Amarin Corporation plc, SVP General Counsel, Chief Compliance Officer, and Corporate Secretary at both Braeburn Pharmaceuticals and Egalet Pharma. Prior to that, Mr. Varki spent 12 years at GSK, with increasing levels of responsibility; Counsel-US Pharmaceuticals, Senior Counsel-Global Vaccines and Biologics, and Assistant General Counsel-Global Research and Development. Mr. Varki also has prior experience practicing FDA law with Reed Smith LLP, a global private law firm in Washington DC, and as a regulatory counsel with the FDA Center for Drug Evaluation and Research (CDER). He earned his J.D. from Temple University School of Law, earned his Master of Public Health (M.P.H.) from George Washington University School of Public Health and received his Bachelor’s degree from the College of William and Mary.

Notice of Issuance of Inducement Grants

In connection with the appointment of Mr. Varki and in accordance with the terms of his employment agreement with Avalo, Avalo’s Board of Directors approved the grant to Mr. Varki of a non-qualified stock option awarded to purchase 150,000 shares of its common stock, vesting over four (4) years, with a twelve-month cliff, such that the first 25% will vest on the first anniversary following Mr. Varki’s start date with Avalo, and the remainder will vest in equal monthly installments over the following three (3) years, in each case, subject to continued employment with Avalo through the applicable vesting date. The stock option was granted on June 24, 2024 as an inducement material to Mr. Varki becoming an employee of Avalo in accordance with Nasdaq Listing Rule 5635(c)(4). The option has an exercise price equal to the closing price of Avalo’s common stock on The Nasdaq Capital Market on June 24, 2024. The option is subject to the terms and conditions of the stock option agreement covering the grant.

About Avalo Therapeutics

Avalo Therapeutics is a clinical stage biotechnology company focused on the treatment of immune dysregulation. Avalo’s lead asset is AVTX-009, an anti-IL-1β mAb, targeting inflammatory diseases. Avalo’s pipeline also includes quisovalimab (anti-LIGHT mAb) and AVTX-008 (BTLA agonist fusion protein). For more information about Avalo, please visit www.avalotx.com.

About AVTX-009

AVTX-009 is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity. IL-1β is a central driver in the inflammatory process. Overproduction or dysregulation of IL-1β is implicated in many autoimmune and inflammatory diseases. IL-1β is a major, validated target for therapeutic intervention. There is evidence that inhibition of IL-1β could be effective in hidradenitis suppurativa and a variety of inflammatory diseases in dermatology, gastroenterology, and rheumatology.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: integration of AVTX-009 into our operations; drug development costs, timing of trial results and other risks, including reliance on investigators and enrollment of patients in clinical trials; the intended use of the proceeds from the private placement; reliance on key personnel; regulatory risks; general economic and market risks and uncertainties, including those caused by the war in Ukraine and the Middle East; and those other risks detailed in Avalo’s filings with the Securities and Exchange Commission, available at www.sec.gov. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

or

Chris Brinzey
ICR Westwicke
Chris.brinzey@westwicke.com
339-970-2843
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